Exhibit 99.1

Aerpio Announces Exclusive License Agreement with Gossamer Bio for AKB-4924, a First in Class Hypoxia-Inducible Factor-1 Alpha Stabilizer in Development for Inflammatory Bowel Disease

CINCINNATI, OH & SAN DIEGO, CA — (BUSINESS WIRE) — Aerpio Pharmaceuticals, Inc. (OTCQB:ARPO), today announced an exclusive global license agreement with a wholly owned subsidiary of Gossamer Bio, Inc., GB004, Inc. (“Gossamer”), for the development and commercialization of Aerpio’s HIF-1 alpha stabilizer, AKB-4924, along with other related compounds. The arrangement combines Aerpio’s deep understanding of HIF biology with Gossamer’s experience in inflammation, immunology and inflammatory bowel disease (IBD) drug development.

AKB-4924 (to be known as GB004) is an investigational hypoxia-inducible factor-1 alpha (HIF-1 alpha) stabilizer in development for IBD. Unlike other HIF stabilizers in clinical development, which stabilize HIF-2 and stimulate erythropoiesis, GB004 preferentially stabilizes HIF-1 alpha, and has profound anti-inflammatory and mucosal wound healing effects in animal models of IBD. Based on pre-clinical study results, GB004 has demonstrated several potential advantages over existing therapies for the treatment of IBD, including a possible superior efficacy and safety profile and once-daily oral route of administration. To date, Aerpio has conducted a Phase 1, single ascending dose study which found GB004 to be safe and well-tolerated. In May 2018, Aerpio initiated a 24-subject, Phase 1, multiple ascending dose study to further assess the pharmacokinetics, safety and tolerability of GB004 in healthy volunteers.

Under the terms of the license agreement, Gossamer will pay Aerpio $20 million up front, potential development, regulatory, and sales milestones of up to $400 million, and royalties on worldwide net sales, which range from a high single digit to mid-teen percentage of net sales. Gossamer will be responsible for the remaining development, regulatory, and commercialization expenses for GB004.

“Gossamer is the ideal partner to maximize the potential of GB004 in IBD,” said Stephen Hoffman, MD, PhD, Chief Executive Officer of Aerpio. “The Gossamer team has a demonstrated track record of successful therapeutic development in IBD, specifically the development of Ozanimod in multiple sclerosis and IBD, as evidenced by the sale of Receptos to Celgene in 2015 for $7.2 billion. Our partnership allows us to focus our resources on our ophthalmology and diabetes programs currently in development at Aerpio.”

Faheem Hasnain, Gossamer Bio’s Chairman and Chief Executive Officer, stated “We are pleased to have found GB004 after thoroughly assessing a substantial number of opportunities. This program represents an important addition to the Gossamer portfolio of drug candidates aiming to address unmet medical needs.”

Sheila Gujrathi, MD, Gossamer Bio’s President and Chief Operating Officer, said “The HIF-1 alpha stabilization mechanisms represent truly novel biology with multiple putative benefits and a potential paradigm-changing approach to treating IBD patients.”

About Aerpio Pharmaceuticals

Aerpio Pharmaceuticals, Inc. is a biopharmaceutical company focused on advancing first-in-class treatments for ocular diseases. The Company’s lead compound, AKB- 9778, is a small molecule activator of the Tie2 pathway and is in clinical development for diabetic retinopathy. For more information please visit www.aerpio.com.

About Gossamer Bio

Gossamer Bio, Inc. is a biopharmaceutical company focused on discovering, developing, and commercializing immunology-based therapeutics in the autoimmune, allergy/inflammation, immuno-oncology and fibrosis disease areas. Gossamer’s goal is to create a business that allows value creation and capture at the individual asset level, long-term sustainability, and continuity, while ultimately helping to improve the lives of patients.

About AKB-4924 (GB004)

GB004, a selective stabilizer HIF-1 alpha, is being developed for the treatment of inflammatory bowel disease. HIF-1 alpha is involved in mucosal wound healing and the reduction of inflammation in the gastrointestinal tract. Aerpio has completed a single ascending dose clinical trial of GB004 in healthy volunteers and has initiated a multiple ascending dose study in healthy volunteers.

Forward Looking Statements

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, the timeline of, and other developmental plans for, GB004 for inflammatory bowel disease or otherwise, and the therapeutic potential of the Company’s product candidates, including GB004, and the Company’s partnership with Gossamer Bio. Actual results could differ from those projected in any forward-looking statements due to several risk factors. Such factors include, among others, that the Company’s partnership with Gossamer Bio may not yield the intended benefits, the availability of funding needed to continue to develop GB004 or other product development plans, the inherent uncertainties associated with the FDA and drug development process, competition in the industry in which the Company operates and overall market conditions. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the Company files with the SEC available at www.sec.gov.

Investor Contacts:

Aerpio Pharmaceuticals, Inc.

Michael Rogers

Chief Financial Officer

mrogers@aerpio.com

Gossamer Bio, Inc.:

Bryan Giraudo

Chief Financial Officer

bgiraudo@gossamerbio.com

Media Contacts:

Gossamer Bio, Inc.

PR@GossamerBio.com

Burns McClellan, on behalf of Aerpio Pharmaceuticals, Inc.

Media

Justin Jackson

jjackson@burnsmc.com

Investors

Ami Bhavishi

abhavishi@burnsmc.com